AGREEMENT OF PURCHASE AND SALE OF ASSETS

AMONG

ORGANIC TO GO, INC.

ORGANIC TO GO FOOD CORPORATION

FPO, INC.

doing business as

MEL’S MARKET

MEL’S DELIVERY

JOELLE’S

SOUPS DU JOUR

and

SIMON’S

and

LARRY J. HAMLIN

May 14, 2008

AGREEMENT OF PURCHASE AND SALE OF ASSETS

THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS is made as of May 14, 2008, by and among FPO, INC., a Washington corporation doing business as “MEL’S MARKET,” “MEL’S DELIVERY,” “JOELLE’S,” “SOUPS DU JOUR” AND “SIMON’S” (“Company”), LARRY J. HAMLIN (the “Shareholder”), ORGANIC TO GO, INC., a Delaware corporation (“Buyer”) and ORGANIC TO GO FOOD CORPORATION, a Delaware corporation (“Parent”). Company and Shareholder are together referred to in this agreement as “Selling Parties.” This agreement is made under the following circumstances:

A. Buyer is a wholly owned subsidiary of Parent.

B. Buyer desires to purchase from Company and Company desires to sell to Buyer, on the terms and subject to the conditions set forth in this agreement, certain business and properties of Company.

C. Selling Parties desire that this transaction be consummated on the terms and subject to the conditions of this agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1  SALE AND TRANSFER OF ASSETS

Subject to the terms and conditions set forth in this agreement, at the Closing (as hereinafter defined), Company shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Company, all of the assets, properties, and business of Company of every kind, character, and description, whether tangible, intangible, personal, or mixed, and wherever located, including without limitation the assets described on Schedule 1 attached to this agreement, other than the property and rights specifically excluded in Schedule 1 attached to this agreement (the “Excluded Assets”). The assets acquired by Buyer pursuant to this agreement are referred to as the “Acquired Assets”.

1.2  CONSIDERATION FROM BUYER AT CLOSING

The total purchase price of the Acquired Assets shall be One Million Seven Hundred Thousand Dollars ($1,700,000) plus the actual cost to Company of Company’s inventory on hand as of the close of business on the day immediately preceding the Closing Date (the “Inventory Cost”), less the actual cost to Company’s customers of Company’s outstanding gift certificates that are assumed by Buyer, as described on Schedule 1.3 attached to this agreement (the “Gift Certificate Amount”). Inventory shall include, without limitation, food, beverages, paper goods, uniforms and office supplies, provided that the total Inventory Cost of all items other than food and beverages shall not exceed Five Hundred Dollars ($500). As payment of such purchase price, Buyer shall deliver to Company:

1.2(a)  Cash at Closing. At the Closing, cash, by bank cashier’s check, or by wire transfer, in the amount of Two Hundred Fifty Thousand Dollars ($250,000) plus the Inventory Cost, less the Gift Certificate Amount.

1.2(b)  Additional Cash. Cash, by checks or by wire transfers, in the total amount of Nine Hundred Fifty Thousand Dollars ($950,000) made payable to Company, in six (6) quarterly installments beginning three (3) months after the Closing, as provided below. The unpaid amount described in this paragraph shall bear interest at the Prime Rate, as published in the Wall Street Journal, as adjusted during the term of the obligation, from the Closing Date until paid. The first quarterly installment shall equal $225,000 plus accrued interest, the second, third, fourth and fifth quarterly installment shall equal $158,333 plus accrued interest and the sixth quarterly installment shall equal 91,668 plus accrued interest. If at any time or from time to time Buyer shall be entitled to be paid any amount pursuant to this agreement, Buyer shall be entitled, if it so elects, to set-off such amount against the amount payable under this paragraph 1.2(b). This right of set-off shall be in addition to and not in substitution of any other rights to which Buyer shall be entitled. The obligation described in this paragraph shall be secured pursuant to a Security Agreement in the form of Schedule 1.2(b) (the “Security Agreement”) and Financing Statement UCC-1.

1.2(c)  Parent Common Stock. A stock certificate issued to Company (the “Stock Certificate”) representing a total number of shares of the Common Stock of Parent, par value $0.001 per share (the “Parent Shares”), equal to shares having an aggregate Market Value (as hereinafter defined) of Five Hundred Thousand Dollars ($500,000) which shall be delivered to Company within ten (10) business days after the Closing. For purposes of this Agreement, the “Market Value” of the Parent Shares shall equal the average of the closing prices of the Parent Shares in the over the counter market (or on any national securities exchange if shares of Parent’s Common Stock are listed on a national securities exchange) during the ten (10) consecutive trading days ending three (3) trading days before the Closing.

1.3  ASSUMPTION OF LIABILITIES

Buyer shall not assume any contracts, obligations, debts or liabilities under this agreement, other than those listed on Schedule 1.3 attached to this agreement (the “Assumed Contracts”). It is expressly understood and agreed that Buyer shall not be liable for any of the contracts, obligations, debts or liabilities of Company of any kind and nature, other than those listed on Schedule 1.3, if any.

1.4  ALLOCATION OF PURCHASE PRICE

The purchase price of the Acquired Assets shall be allocated as follows:

1.	Furniture, Fixtures and Equipment	$105,000

2.	Inventory	Inventory Cost

3.	Goodwill, Trade Names and Intangible Assets	$1,595,000

4.	Gift Certificates	Gift Certificate Amount

	Total Purchase Price	$1,700,000 plus Inventory Cost less the Gift Certificate Amount

Each of the parties shall report this transaction for federal and state tax purposes in accordance with this allocation of the purchase price.

1.5  TAXES

Buyer shall pay all sales and use taxes arising out of the transfer of the Acquired Assets. Company shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes, and all other taxes of Company’s business. Buyer shall not be responsible for any business, sales, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

ARTICLE 2

SELLING PARTIES’ REPRESENTATIONS AND WARRANTIES

Selling Parties, jointly and severally, represent and warrant that except as set forth in the Disclosure Schedule attached to this agreement as Schedule 2:

2.1  ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY

Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has all necessary powers to own its properties and to operate its business as now owned and operated by it; and neither the ownership of its properties nor the nature of its business requires Company to be qualified in any jurisdiction other than the state of its organization.

2.2  SHARE OWNERSHIP

Shareholder owns, beneficially and of record, all of the outstanding shares of capital stock of Company free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Company to issue or to transfer any additional shares of its capital stock, or any other interests in Company.

2.3  SUBSIDIARIES

Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Company, partnership, limited liability company, business, trust, or other entity.

2.4  FINANCIAL STATEMENTS

Schedule 2 to this agreement includes the balance sheets of Company as of December 31, 2005, 2006 and 2007, together with related statements of operations, stockholder’s equity and cash flows for the periods then ended, prepared by Company’s independent public accountants (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principals consistently followed by Company throughout the periods indicated, and fairly present the financial position of Company as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated.

2.5  ABSENCE OF SPECIFIED CHANGES.

Since December 31, 2007 there has been no:

2.5(a)  Transaction by Company except in the ordinary course of business as conducted on that date;

2.5(b)  Capital expenditure by Company exceeding $25,000;

2.5(c)  Material adverse change in the financial condition, liabilities, assets, business, or prospects of Company taken as a whole;

2.5(d)  Destruction, damage to, or loss of any asset of Company (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Company;

2.5(e)  Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of Company;

2.5(f)  Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company;

2.5(g)  Revaluation by Company of any of its assets;

2.5(h)  Increase in the salary or other compensation payable or to become payable by Company to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by Company, of a bonus or other additional salary or compensation to any such person;

2.5(i)  Sale or transfer of any asset of Company, except in the ordinary course of business;

2.5(j)  Amendment or termination of any contract, agreement, or license to which Company is a party, except in the ordinary course of business;

2.5(k)  Loan by Company to any person or entity, or guaranty by Company of any loan;

2.5(l)  Mortgage, pledge, or other encumbrance of any asset of Company;

2.5(m)  Waiver or release of any right or claim of Company except in the ordinary course of business;

2.5(n)  Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Company or the affairs of either of them;

2.5(o)  Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, or prospects of Company;

2.5(p)  Agreement by Company to do any of the things described in the preceding clauses (a) through (o).

2.6  DEBTS, LIABILITIES AND OBLIGATIONS

A true and complete schedule of all debts, liabilities and obligations of Company is provided in Section 2.6 of Schedule 2. Company has no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth in Section 2.6 of Schedule 2.

2.7  TAX RETURNS AND AUDITS

Within the times and in the manner prescribed by law, Company has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable, including without limitation all sales taxes. There are no present disputes or claims as to taxes of any nature payable by Company. All tax returns and reports filed by Company are true, correct and complete. All taxes that Company is or was required to withhold, deduct or collect have been withheld, deducted and collected and, to the extent required, have been paid to the proper government agency or other depository.

2.8  REAL PROPERTY

A complete list of all real property owned by or leased to Company is provided in Section 2.8 of Schedule 2 to this agreement. The zoning of each property described in Section 2.8 of Schedule 2 permits the presently existing improvements and continuation of the business presently being conducted on such property. All buildings and other improvements located on such real property are in good condition and repair, ordinary wear and tear excepted.

2.9  HAZARDOUS MATERIALS

To the best knowledge and belief of Selling Parties, there are no underground storage tanks located on the real property described in Section 2.8 of Schedule 2 in which any hazardous material, as defined below, has been or is begin stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon, from or over that real property or into or upon ground or surface water on that real property. As used in this paragraph, “hazardous material” means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local governmental authority where the substance, material or waste is located.

2.10  ENVIRONMENTAL

Except as disclosed in Section 2.10 of Schedule 2, (i) Company complies in all respects with all applicable federal, state or local environmental, health and safety statutes and regulations, (ii) Company is not the subject of any pending judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute or regulation, (iii) Company is not the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, (iv) Company has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of hazardous waste, or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, nor does Company have or has it had any problems relating to toxic or hazardous wastes, and (v) Company does not have any contingent liability in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.

2.11  INVENTORY

The inventories of raw materials, work in progress, and finished goods (collectively, “Inventories”) shown on Company’s balance sheet as of December 31, 2007, included in the Financial Statements, consist of items that are usable and salable in the ordinary course of business by Company. The value of the Inventories has been determined on a first-in, first-out basis consistent with prior years. Except for sales made in the ordinary course of business since that date, all the Inventories are the property of Company. No items are subject to any security interest, except as set forth in Schedule 2.

2.12  OTHER TANGIBLE PERSONAL PROPERTY

The books and records of Company contain a complete and accurate description, and specify the location, of all motor vehicles, machinery, equipment, furniture, fixtures, supplies, tools, and all other tangible personal property owned by, in the possession of, or used by Company in connection with its business. The Acquired Assets constitute all tangible personal property necessary for the conduct by Company of its business as now conducted. No personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Company except as stated in Schedule 2. All such personal property is in good operating condition and repair, ordinary wear and tear excepted.

2.13  INTELLECTUAL PROPERTY

Company has not infringed, and is not now infringing, on any trade name, trademark, service mark, copyright, patent, trade secret, or other intellectual property right belonging to any other person, firm, or Company. A schedule of all intellectual property, including without limitation, trade names, trademarks, service marks, copyrights, patents and trade secrets and their registrations, if any, owned by Company or in which it has any rights or licenses, together with a brief description of each, is provided in Section 2.13 of Schedule 2 (“Company Intellectual Property”). Except as set forth in Schedule 2, Company is not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any intellectual property necessary for its business as now conducted by it (including without limitation those listed in Section 2.13 of Schedule 2), and that use does not, and will not, conflict with, infringe, on or otherwise violate any rights of others. Company has the right and authority to use Company Intellectual Property as currently used by it, and that use does not, and will not, conflict with, infringe on, or violate any intellectual property rights of others. Each trade secret’s documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

2.14  TITLE TO ASSETS

Company has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Company. All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) the lien of current taxes not yet due and payable, and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. Company is in possession of all premises leased to it from others. Company does not occupy any real property in violation of any law, regulation, or decree.

2.15  CUSTOMERS AND SALES

Correct and current lists of Company’s twenty (20) largest customers together with summaries of the sales made to each customer during 2006 and during 2007 are included in Section 2.15 of Schedule 2. Except as indicated in Section 2.15 of Schedule 2, no Selling Party has any information, nor is aware of any fact, indicating that any of these customers intends to cease doing business with Company or materially alter the amount of the business that such customer is presently doing with Company.

2.16  EMPLOYMENT AGREEMENTS

A list of all employment agreements, severance agreements, collective bargaining agreements, pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration or benefits to which Company is a party or is bound is included in Section 2.16 of Schedule 2. All of these agreements are in full force and effect, and neither Company nor any other party is in default under any of these agreements. There is no pending nor, to Selling Parties’ knowledge, threatened labor dispute, strike, slowdown, employee grievance process, or work stoppage affecting Company’s business. There is no organizational activity or other labor dispute against or affecting Company, nor is any application or petition for an election of or for certification of a collective bargaining agent pending. Company does not provide or sponsor any retirement plan or retirement benefits for any of its current or past employees.

2.17  INSURANCE POLICIES.

A description of all insurance policies held by Company concerning its business and properties, and the respective principal amounts of each, is provided in Section 2.17 of Schedule 2. Company has maintained and now maintains (i) insurance on all its assets and business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Company is not in default with respect to payment of premiums on any such policy. No claim is pending under any such policy.

2.18  OTHER CONTRACTS

Except for the agreements listed in Section 2.18 of Schedule 2, copies of which have been furnished or made available to Buyer, Company is not a party to, nor is its property bound by, any representative or agency agreement, any output or requirements agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount (including, without limitation, any agreement requiring the performance by Company of any obligation for a period of time extending beyond six months from the Closing Date or calling for consideration of more than $25,000). There is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of these agreements. Company has received no notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. No consent or approval of any other party is required in connection with the assignment to and assumption by Buyer of the agreements listed in Section 2.18 of Schedule 2.

2.19  COMPLIANCE WITH LAWS

Company has complied with and is not in violation of applicable federal, state, and local statutes, laws, and regulations (including, without limitation, any applicable employment, immigration, building, zoning or other law, ordinance, or regulation) affecting or relating to its properties, employees, or the operation of its business. Company has all licenses and permits required to operate its business, and no governmental or third party approval is required to assign and transfer such licenses and permits to Buyer pursuant to this agreement.

2.20  LITIGATION

There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation, pending or threatened, to the best knowledge of Selling Parties, against or affecting Company or its businesses, assets, or financial condition, except as set forth in Schedule 2. The litigation matters set forth in Schedule 2, if decided adversely to Company, will not result in a material adverse change in the business, assets, or financial condition of Company. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 2. Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Schedule 2, Company is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

2.21  AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION

The consummation of the transactions contemplated by this agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Company or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which any Shareholder or Company is a party or by which any of them or the property of any of them is bound; or (ii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Company.

2.22  AUTHORITY AND CONSENTS

Selling Parties have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under, this agreement, and no approvals or consents of any persons other than Selling Parties are necessary in connection with it. The execution and delivery of this agreement by Company has been duly authorized by all necessary corporate action.

2.23  INTEREST IN CUSTOMERS, SUPPLIERS, AND COMPETITORS

No Shareholder, nor any officer, director, or employee of Company nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Company or in any person from whom or to whom Company leases or licenses any real or personal property, or in any other person with whom Company is doing business, except as stated in Schedule 2.

2.24  IDENTIFICATION AND COMPENSATION

A list of all officers, directors, employees, and agents of Company stating the rates of compensation payable to them is included in Schedule 2.

2.25  COMPANY DOCUMENTS

Selling Parties have furnished to Buyer, for its examination, copies of Company’s articles of incorporation and bylaws.

2.26  ACQUISITION OF SHARES FOR OWN ACCOUNT

The Parent Shares will be acquired for investment for Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Company has no present intention of selling, granting any participation in, or otherwise distributing the Parent Shares. Company does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Parent Shares.

2.27  DISCLOSURE OF INFORMATION

Company believes it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Parent Shares. Company has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the issuance of the Parent Shares and the business, properties, prospects and financial condition of Buyer. The foregoing, however, does not limit or modify the representations and warranties of Buyer in Article 3 of this agreement or the right of Company to rely thereon.

2.28  INVESTMENT EXPERIENCE

Selling Parties are investors in securities of companies in the development stage and are able to fend for themselves, can bear the economic risk of the ownership of the Parent Shares, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the acquisition of the Parent Shares.

2.29  ACCREDITED INVESTOR

Shareholder has a net worth in excess of $1,000,000.

2.30  RESTRICTED SECURITIES

Selling Parties understand that the Parent Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations the Parent Shares may be resold without registration under the Securities Act of 1933 (the “Act”) only in certain limited circumstances. Selling Parties are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Act.

2.31  FURTHER LIMITATIONS ON DISPOSITION

Without in any way limiting the representations set forth above, Selling Parties shall not make any disposition of all or any portion of the Parent Shares unless and until:

(a)  There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)  (i) Selling Parties shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Buyer, Selling Parties shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Act. Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c)  Notwithstanding subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Company to any Shareholder, if such Shareholder agrees in writing to be subject to the terms of this agreement to the same extent as if he were acquiring the Parent Shares directly pursuant to this agreement.

2.32  LEGEND

The Stock Certificate may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

2.33  NO ADVERTISEMENT

The issuance of the Parent Shares has not been accomplished by the publication of any advertisement.

2.34  FULL DISCLOSURE

None of the representations and warranties made by Shareholder or Company, or made in any certificate or memorandum furnished or to be furnished by either of them, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant that:

3.1  ORGANIZATION, STANDING AND QUALIFICATION OF BUYER AND PARENT

Buyer and Parent are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and have all necessary powers to own their properties and to operate their businesses as now owned and operated by them. Buyer is duly qualified to do intrastate business and is in good standing in California and in each other jurisdiction in which the nature of Buyer’s business or of its properties makes such qualification necessary.

3.2  SUBSIDIARY

Parent is the sole stockholder of Buyer.

3.3  SEC FILINGS; FINANCIAL STATEMENTS

3.3(a)  Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) from February 13, 2007 through the date of this agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing before the date of this agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Act or the Securities Exchange Act of 1934, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted or state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.3(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a material adverse effect).

3.3(c)  Since the date of the most recent filing with the SEC by Parent, there has not occurred any event that (singly or together with other such events) would reasonably be expected to have a material adverse effect on Buyer or Parent.

3.4  TAX RETURNS AND AUDITS

Within the times and in the manner prescribed by law, Buyer and Parent each have filed all federal, state, and local tax returns required by law and have paid all taxes, assessments, and penalties due and payable, including without limitation all sales taxes. There are no present disputes as to taxes of any nature payable by Buyer or Parent.

3.5  COMPLIANCE WITH LAWS

Buyer and Parent each have complied with and are not in violation of applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable employment, immigration, building, zoning, or other law, ordinance, or regulation) affecting or relating to their properties, employees, or the operation of its business.

3.6  LITIGATION

There is no material suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation, pending or threatened, to the best knowledge of Buyer or Parent, against or affecting Buyer or Parent or either of their businesses, assets, or financial condition. Neither Buyer nor Parent is in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Buyer is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

3.7  AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION

The consummation of the transactions contemplated by this agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of in Company or bylaws of Buyer or Parent or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer or Parent is a party or by either of them or their property is bound; or (ii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Buyer or Parent.

3.8  AUTHORITY AND CONSENTS

Buyer and Parent each have the right, power, legal capacity, and authority to enter into, and perform their obligations under, this agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this agreement by Buyer and Parent and the performance by them of their respective obligations under this agreement have been duly authorized by all necessary corporate action of Buyer and Parent.

3.9  FULL DISCLOSURE

None of the representations and warranties made by Buyer and/or Parent, or made in any certificate or memorandum furnished or to be furnished by Buyer or Parent, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

ARTICLE 4

SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

Selling Parties covenant that from the date of this agreement until the Closing they are bound by the obligations stated in this Article 4.

4.1  BUYER'S ACCESS TO PREMISES AND INFORMATION

Buyer and its counsel, accountants, and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Company. Company shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning Company's business, finances, and properties that may reasonably be requested.

4.2  CONDUCT OF BUSINESS IN NORMAL COURSE

Company will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out, and shall not make or institute any unusual or novel methods of production, purchase, sale, lease, management, accounting, or operation that will vary materially from those methods used by Company as of the date of this agreement.

4.3  PRESERVATION OF BUSINESS AND RELATIONSHIPS

Company will use its best efforts to preserve its business organization intact, to keep available its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it. In so doing, Company will make no commitments on Buyer's behalf.

4.4  MAINTENANCE OF INSURANCE

Company will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

4.5  EMPLOYEES AND COMPENSATION.

Company will not do or agree to do any of the following acts: (i) grant any increase in salaries payable or to become payable by either of them, to any officer, employee, sales agent, or representative; (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (iii) enter into or modify any collective bargaining agreement to which it is a party or by which it may be bound.

4.6  NEW TRANSACTIONS

Company will not, without Buyer's written consent, enter into any contract, commitment, or transaction not in the usual and ordinary course of its business.

4.7  EXISTING AGREEMENTS

Company will not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of these acts.

4.8  CONSENTS OF OTHERS

As soon as reasonably practical after the execution and delivery of this agreement, and in any event on or before the Closing Date, Selling Parties will obtain and furnish executed copies of the written consents of the persons described in Schedule 4.8. Buyer will exercise its best efforts, and execute and deliver any documents and instruments that may be reasonably required, to assist Selling Parties in obtaining such consents. Buyer shall not be obligated under this paragraph to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated by this agreement.

4.9  DOCUMENTATION OF PROCEDURES AND TRADE SECRETS

At the written request of Buyer, Company will document and describe any of its trade secrets, processes, or business procedures specified by Buyer, in form and content satisfactory to Buyer.

4.10  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING

All representations and warranties of Selling Parties set forth in this agreement and in any written statements delivered to Buyer by Selling Parties under this agreement will also be true and correct as of the Closing Date as if made on that date.

4.11  NOTIFICATION

Between the date of this agreement and the Closing, Selling Parties shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Selling Parties’ representations and warranties made as of the date of this agreement or (b) the occurrence after the date of this agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Selling Party’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Selling Parties shall promptly deliver to Buyer a supplement to the Disclosure Schedule, specifying such change. Such delivery shall not affect any rights of Buyer under this agreement. During the same period, Selling Parties also shall promptly notify Buyer of the occurrence of any breach of any covenant of Selling Parties in this Article 4 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

4.12  NO NEGOTIATION

Until such time as this agreement shall be terminated, no Selling Party shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than Buyer) relating to any business combination transaction involving Company, including the sale by Shareholder of Company’s stock, the merger or consolidation of Company or the sale of Company’s business or any of the Acquired Assets (other than in the ordinary course of business). Selling Parties shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by either Selling Party.

ARTICLE 5

BUYER'S OBLIGATIONS BEFORE CLOSING

5.1  SECURING CONSENTS OF THIRD PARTIES

Buyer will use its best efforts to assist Company in obtaining the consent of all necessary persons and agencies to the assignment and transfer to Buyer of any and all properties, assets, and agreements, to be assigned and transferred under this agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

The obligations of Buyer to purchase the Acquired Assets under this agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this article. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if any Shareholder or Company shall be in default of any of their representations, warranties, or covenants under this agreement.

6.1  ACCURACY OF SELLING PARTIES' REPRESENTATIONS AND WARRANTIES

Except as otherwise permitted by this agreement, all representations and warranties by the Selling Parties, or any of them, in this agreement or in any written statement that shall be delivered to Buyer by any of them under this agreement shall be true (in all material respects), on and as of the Closing Date as though made at that time.

6.2  PERFORMANCE BY SELLING PARTIES

Selling Parties shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

6.3  NO MATERIAL ADVERSE CHANGE

There shall not have been any Material (as defined below) adverse change in the financial condition or the results of operations of Company and Company shall not have sustained any Material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business, during the period ending on the Closing Date and beginning December 31, 2007. For purposes of this Section, “Material” means more than $75,000.

6.4  CERTIFICATION BY COMPANY

Buyer shall have received a certificate, dated the Closing Date, signed and verified by Company's president or vice president and treasurer or assistant treasurer, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 6.1,  6.2, and  6.3 of this agreement have been satisfied (the “Closing Certificate”).

6.5  ABSENCE OF LITIGATION

No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

6.6  CORPORATE APPROVAL

The execution and delivery of this agreement by Company and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified respectively by the secretary of Company.

6.7  CONSENTS

All necessary agreements and consents to the consummation of the transactions contemplated by this agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Selling Parties and delivered to Buyer.

6.8  CONSULTING AGREEMENT

A Consulting Agreement, dated the Closing Date, shall have been executed and delivered by Larry J. Hamlin to Buyer in the form set forth in Schedule 6.8 attached to this agreement (the “Consulting Agreement”).

6.9  APPROVAL OF DOCUMENTATION

The form and substance of all certificates, instruments, and other documents delivered to Buyer under this agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

6.10  ASSIGNMENTS OF REAL PROPERTY LEASES AND CONSENTS TO ASSIGNMENT

Selling Parties shall have delivered or caused to be delivered an Assignment of Lease and Landlord’s Consent to Assignment (including without limitation landlords’ consent to the assignment of all rights held by Company), each in form and substance reasonably satisfactory to Buyer, with respect to each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

6.11  ASSIGNMENT OF EQUIPMENT LEASES AND CONSENTS TO ASSIGNMENT

Selling Parties shall have delivered or caused to be delivered an Assignment of Lease and Lessor’s Consent to Assignment, each in form and substance reasonably satisfactory to Buyer, with respect to the personal property leases listed in Section 2.12 of Schedule 2 to this agreement.

6.12  AMENDMENT OF REAL PROPERTY LEASES

Selling Parties shall have delivered or caused to be delivered an Amendment of Lease, each in form and substance reasonably satisfactory to Buyer, with respect to each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLING PARTIES’ PERFORMANCE

The obligations of Company to sell and transfer the Acquired Assets under this agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Company may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Company of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this agreement.

7.1  ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES

All representations and warranties by Buyer contained in this agreement or in any written statement delivered by Buyer under this agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

7.2  BUYER'S PERFORMANCE

Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this agreement to perform, comply with, or satisfy, before or at the Closing.

7.3  BUYER'S CORPORATE APPROVAL

The execution and delivery of this agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this agreement on or before the Closing Date shall have been duly authorized by Buyer's board of directors.

7.4  ABSENCE OF LITIGATION

No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

ARTICLE 8

SELLING PARTIES’ OBLIGATIONS AFTER CLOSING

8.1  INDEMNIFICATION

8.1(a)  Selling Parties shall, jointly and severally, indemnify, defend, and hold Buyer harmless against and in respect of any and all claims (including without limitation third party claims), demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including without limitation, interest, penalties, and reasonable attorneys’ fees (collectively, “Damages”), incurred or suffered by Buyer that arise from, result from, or relate to any (i) breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this agreement or (ii) any contract, debt, liability, or obligation of Company (other than performance of obligations under the Assumed Contracts accruing after the Closing Date), including without limitation any liability for sales taxes, interest or penalties on sales taxes.

8.1(b)  Buyer and Parent shall, jointly and severally, indemnify, defend, and hold Selling Parties harmless against and in respect of any and all Damages (as defined in Section 8.1(a)) incurred or suffered by either Selling Party that arise from, result from, or relate to any (i) breach of, or failure by Buyer or Parent to perform, any of their representations, warranties, covenants, or agreements in this agreement or in any schedule, certificate, exhibit, or other agreement, instrument or document furnished or to be furnished by Buyer or Parent under or pursuant to this agreement, or (ii) any matter in any way related to or arising out of the ownership and/or use of the Acquired Assets or satisfaction and performance of the Assumed Contracts after the Closing Date.

8.1(c)  A party that desires to assert a claim for indemnity (an “Indemnified Party”) shall notify each party from whom it seeks indemnification (an “Indemnifying Party”) of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give the Indemnifying Party a reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If an Indemnifying Party shall, within a reasonable time after this notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), then the Indemnified Party shall make available and cause to be made available all information and assistance that the Indemnifying Party may reasonably request.

8.1(d)  Notwithstanding any other provision of this agreement, no claim may be made after the date of this agreement by any party against any other party based on any claimed breach of any representation or warranty, covenant or agreement contained in this Agreement (or in any of the agreements to be executed and delivered by any party hereto), except to the extent and in the manner provided in this Section 8.1. In addition, no claim may be made by any party against any other party based on any alleged breach or inaccuracy of a representation or warranty of the other party unless such claim is asserted within the survival period applicable to such representation and warranty as set forth in Section 8.3, and in the manner provided in this Section 8.1.

8.1(e)  The amount of an Indemnifying Party’s liability under this Agreement shall be net of any insurance proceeds actually received by such Indemnified Party in connection with the Loss (it being understood that there shall be no obligation on the part of the Indemnified Party to seek insurance recovery).

8.2  INDEMNIFICATION AS EXCLUSIVE REMEDY.

Subject to the limitations set forth in this Article VIII, the Parties acknowledge and agree that, from and after the Closing Date, the indemnification provided in this Article VIII shall be the exclusive remedy of the Parties and the other Indemnified Parties with respect to any Losses under or relating to this Agreement.

8.3  SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

All representations, warranties, covenants, and agreements of the parties contained in this agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing as follows: (a) the representations and warranties in Sections 2.21 (Authority and Consents) and 3.8 (Authority and Consents) shall survive indefinitely; (b) the representations and warranties in Sections 2.7 (Tax Returns and Audits), 2.9 (Hazardous Materials), 2.10 (Environmental), 3.1 (Organization, etc.), 3.3 (SEC Filings; Financial Statements), and 3.4 (Tax Returns and Audits) shall survive the Closing until the expiration of the applicable statute of limitations; (c) all other representations and warranties shall survive until twenty-four (24) months after the Closing Date; (d) the obligations in Section 8.4 (Non-Competition) shall survive the Closing for the period specified in Section 8.3; and (e) the obligations in Sections 8.5 (Confidential Information) and 8.6 (Company Not To Use Names) and all other covenants and agreements of the parties shall survive indefinitely.

8.4  NON-COMPETITION

During the twenty-four (24) month period immediately after the Closing Date (a) no Selling Party shall directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (as an employee, partner, shareholder, officer, director, agent, security holder, or creditor) that engages in any Competing Business (as defined below), and (b) Larry J. Hamlin shall not devote more than fifty percent (50%) of his productive time to providing consulting services to any one or more related businesses engaged in a Competing Business other than Buyer. A “Competing Business” means (a) a café within a two (2) block radius of a location of a business owned by Buyer as of the date of this Agreement or a business purchased under this Agreement, or (b) a catering or food delivery business in King County, Washington.

8.5  CONFIDENTIAL INFORMATION

Selling Parties shall not divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secret of Company, including without limitation personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data. Any information or data Selling Parties have acquired on any of these matters or items was received in confidence and as fiduciaries of Company.

8.6  COMPANY NOT TO USE NAMES

Immediately after the Closing, Selling Parties shall not use or employ in any manner directly or indirectly the names “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” or “Simon’s” or any other name containing the same or similar terms alone or in combination with any other words. Promptly following the Closing, Selling Parties shall terminate any fictitious business name statement that Company has filed for the use of the fictitious business names “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” and “Simon’s.”

8.7  PAYMENT OF RETAINED LIABILITIES

Company shall pay, or make adequate provision for the payment, in full all of the debts, liabilities and obligations of Company other than those expressly assumed by Buyer pursuant to this Agreement (the “Retained Liabilities”). If any Retained Liabilities are not so paid or provided for and Buyer determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the business previously conducted by Company with the Acquired Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the first maturing installments pursuant to Section 1.2(b).

8.8  RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those books and records of Company delivered to Buyer. Buyer also shall provide Selling Parties and their representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Selling Parties shall (a) retain all of Company’s books and records (other than those delivered to Buyer) until Buyer and its accountants have prepared audited financial statements reflecting the assets, liabilities and results of operations of Company for the period from January 1, 2004 until the Closing Date and (b) provide Buyer and its representatives reasonable access to all books and records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose, including without limitation the preparation of the audited financial statements described above.

ARTICLE 9

THE CLOSING

9.1  TIME AND PLACE

The transfer of the Acquired Assets by Company to Buyer (the “Closing”) shall occur on May 14, 2008 at the offices of Buyer, 3317 3rd Avenue S, Suite A, Seattle, WA 98134 unless the parties otherwise agree in writing. That date, or if the Closing is advanced or postponed under this paragraph, then the date to which it is advanced or postponed, is called (the “Closing Date”).

9.2  SELLING PARTIES' OBLIGATIONS AT CLOSING

At the Closing, Selling Parties shall deliver or cause to be delivered to Buyer:

9.2(a)  A Bill of Sale with respect to the Acquired Assets.

9.2(b)  An Assignment and Assumption of Lease and Landlord’s Consent to Assignment signed by Company and Landlord with respect to each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

9.2(c)  An Assignment and Assumption of Lease and Lessor’s Consent to Assignment signed by Company and Lessor with respect to each of the personal property leases listed in Section 2.12 of Schedule 2 to this agreement.

9.2(d)  An Amendment to Lease signed by Company and Landlord with respect to each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

9.2(e)  Instruments of assignment and transfer of all other Acquired Assets (if any).

9.2(f)  The Consulting Agreement signed by Larry J. Hamlin.

9.2(g)  The Closing Certificate.

9.2(h)  The Security Agreement signed by Company.

Simultaneously with the consummation of the transfer, Company, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this agreement.

Selling Parties, at any time before or after the Closing Date, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Buyer, and will take any other action consistent with the terms of this agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred by this agreement. If requested by Buyer, Company shall prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this agreement and that require prosecution or enforcement in Company's name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this agreement by the Selling Parties, or any of them.

9.3  BUYER'S OBLIGATIONS AT CLOSING

At the Closing, Buyer shall deliver the following instruments and documents:

9.3(a)  A Bank cashier’s check, or wire transfer, in the amount of $250,000 plus the Inventory Cost less the Gift Certificate Amount.

9.3(b)  An Assignment and Assumption of Lease and Landlord’s Consent to Assignment signed by Buyer with respect to each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

9.3(c)  An Assignment and Assumption of Lease and Lessor’s Consent to Assignment signed by Buyer with respect to each of the personal property leases listed in Section 2.12 of Schedule 2 to this agreement.

9.3(d)  An Amendment to Lease signed by Buyer with respect to each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

9.3(e)  The Consulting Agreement executed by Buyer.

9.3(f)  A check representing the security deposit and prorated rent, if any, for each of the locations listed in Section 2.8 of Schedule 2 to this agreement.

9.3(g)  The Security Agreement signed by Buyer.

The Stock Certificate shall be delivered within ten (10) days after the Closing.

ARTICLE 10

TERMINATION

10.1  TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 10.2, this agreement may be terminated as follows:

10.1(a)  by Buyer if a material breach of any provision of this agreement has been committed by Company or Shareholder and such breach has not been waived by Buyer;

10.1(b)  by Selling Parties if a material breach of any provision of this agreement has been committed by Buyer and such breach has not been waived by Selling Parties;

10.1(c)  by Buyer if any condition in Article 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this agreement), and Buyer has not waived such condition on or before such date;

10.1(d)  by Selling Parties if any condition in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Company or the Shareholder to comply with their obligations under this agreement), and Selling Parties have not waived such condition on or before such date;

10.1(e)  by mutual written consent of Buyer and Selling Parties;

10.1(f)  by Buyer if the Closing has not occurred on or before the Closing Date, unless Buyer is in material breach of this agreement; or

10.1(g)  by Selling Parties if the Closing has not occurred on or before the Closing Date, unless Company or Shareholder are in material breach of this agreement.

10.2  EFFECT OF TERMINATION

Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this agreement is terminated pursuant to Section 10.1, all obligations of the parties under this agreement will terminate, except that the obligations of the parties in this Section 10.2 and Article 11 will survive, provided, however, that, if this agreement is terminated because of a breach of this agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this agreement is not satisfied as a result of the party's failure to comply with its obligations under this agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11

MISCELLANEOUS

11.1  PUBLICITY

All notices to third parties and all other publicity concerning the transactions contemplated by this agreement shall be jointly planned and coordinated by and between Buyer and Selling Parties. None of the parties shall act unilaterally in this regard without the prior written approval of the others; provided that this approval shall not be unreasonably withheld, and Buyer may act unilaterally to the extent necessary to comply with the applicable securities laws.

11.2  FINDER’S OR BROKER’S FEES

Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions.

11.3  EXPENSES

Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this agreement and in Closing and carrying out the transactions contemplated by this agreement.

11.4  INTERPRETATION AND EFFECT OF HEADINGS

This agreement shall be construed as if drafted jointly by all the parties. The subject headings of the paragraphs and subparagraphs of this agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

11.5  ENTIRE AGREEMENT; MODIFICATION; WAIVER

This agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such subject matter. No supplement, modification, or amendment of this agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

11.6  COUNTERPARTS

This agreement may be executed in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by U.S. mail, overnight courier, facsimile, or email is as effective as executing and delivering this agreement in the presence of the other parties to this agreement.

11.7  PARTIES IN INTEREST

Nothing in this agreement, whether express or implied, is intended to confer any rights or remedies under or by any reason of this agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this agreement.

11.8  ASSIGNMENT

This agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but shall not be assignable by any party without the prior written consent of the other parties.

11.9  ARBITRATION

Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Seattle, Washington. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

11.10  RECOVERY OF LITIGATION COSTS

If any legal action, arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.11  NOTICES

All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of service or mailing if served personally on the party to whom notice is to be given, or if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Selling Parties at:	Mr. Larry J. Hamlin The Hamlin Group 1001 4th Avenue, Suite 50 Seattle, WA 98154

With a copy to:	W. John Sinsheimer, Esq. 1001 4th Avenue, Suite 2120 Seattle, WA 98154

To Buyer and Parent at:	Mr. Jason Brown Chief Executive Officer Organic To Go, Inc. 3317 3rd Ave. S, Suite A Seattle, WA 98134

With a copy to:	Edward J. Willig, Esq. Carr, McClellan, Ingersoll, Thompson & Horn, Professional Law Corporation 216 Park Road Burlingame, CA 94010

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

11.12  GOVERNING LAW

This agreement shall be construed in accordance with, and governed by, the laws of the State of Washington.

11.13  SEVERABILITY

If any provision of this agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this agreement be construed to remain fully valid, enforceable, and binding on the parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this agreement have duly executed it as of the day and year first above written.

ORGANIC TO GO, INC. a Delaware corporation		FPO, INC. a Washington corporation doing business as “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” and “Simon’s”

By:	/s/ Jason Brown	By:	/s/ Larry J. Hamlin
	Jason Brown Chief Executive Officer		Larry J. Hamlin President

ORGANIC TO GO FOOD CORPORATION a Delaware corporation

By:	/s/ Jason Brown	/s/ Larry J. Hamlin
	Jason Brown Chief Executive Officer	LARRY J. HAMLIN, Individually

CONSENT OF SPOUSE

The undersigned spouse of Shareholder has read and hereby approves the foregoing agreement. In consideration of Buyer’s purchase of certain business and properties of Company as set forth in the agreement, the undersigned hereby agrees to be irrevocably bound by the agreement and further agrees that any community property interest shall be similarly bound by the agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the agreement.

/s/ Lea B. Hamlin
LEA B. HAMLIN

LIST OF EXHIBITS AND SCHEDULES

Schedule	Description

1	Assets of Company

1.2(b)	Security Agreement

1.3	Assumed Liabilities

2	Disclosure Schedule

4.8	Consents of Others

6.8	Consulting Agreement

SCHEDULE 1

ASSETS OF FPO, INC.

dba “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” and “Simon’s”

Acquired Assets:

Inventory
Furniture
Fixtures
Equipment
Real property leases
Equipment leases
Motor vehicle financing agreement
Equipment financing agreement
Leasehold improvements
Telephone numbers
Web sites including but not limited to www.melsmarket.com
URLs including but not limited to www.melsmarket.com
Trademarks
Trade names (including the names “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” and “Simon’s”)
Customer lists
Recipes
Trade secrets
Goodwill
Licenses and permits
Gift Certificates

Excluded Assets:

Cash
Accounts receivable
Company’s minute book, stock book, tax records, employment and personnel files, and other records related to Excluded Assets
Rights to tax refunds, claims and credits
Insurance policies and rights thereunder, including any premium refunds

SCHEDULE 1.2(b)

SECURITY AGREEMENT

SCHEDULE 1.3

ASSUMED LIABILITIES

1.	Lease for 1001 4th Avenue, Suite 50, Seattle, Washington 98154

2.	Lease for 1001 4th Avenue, Suite 510, Seattle, Washington 98154

3.	Lease for 925 4th Avenue, Suite 490, Seattle, Washington 98104

4.	Lease No. 600-0057001-000 with US Bank

5.	Lease No. 600-0069374-000 with US Bank

6.	Lease No. 600-0144550-000 with US Bank

7.	Lease No. 019-7021944-000 with Leaf Financial Corporation

8.	Payments for Toyota Scion XB, VIN #JTLKT324864116425

9.	Payments for Equipment Financing Agreement No. 136168-000 with Balboa Capital

10.	The following gift certificates:

	Number	Amount
a)
b)
c)
d)
e)
f)

SCHEDULE 2.4

COMPANY’S DISCLOSURE SCHEDULE

FINANCIAL STATEMENTS

SCHEDULE 2.6

COMPANY’S DISCLOSURE SCHEDULE

DEBTS, LIABILITIES AND OBLIGATIONS

1.	Lease for 1001 4th Avenue, Suite 50, Seattle, Washington 98154

2.	Lease for 1001 4th Avenue, Suite 510, Seattle, Washington 98154

3.	Lease for 925 4th Avenue, Suite 490, Seattle, Washington 98104

4.	Lease No. 600-0057001-000 with US Bank

5.	Lease No. 600-0069374-000 with US Bank

6.	Lease No. 600-0144550-000 with US Bank

7.	Lease No. 019-7021944-000 with Leaf Financial Corporation

8.	Payments for Toyota Scion XB, VIN #JTLKT324864116425

9.	Payments for Equipment Financing Agreement No. 136168-000 with Balboa Capital

10.	The following gift certificates:

	Number	Amount
a)
b)
c)
d)
e)
f)

SCHEDULE 2.8

COMPANY’S DISCLOSURE SCHEDULE

REAL PROPERTY

1.  1001 4th Avenue, Suite 50, Seattle, Washington 98154

2.  1001 4th Avenue, Suite 510, Seattle, Washington 98154

3.  925 4th Avenue, Suite 490, Seattle, Washington 98104

SCHEDULE 2.10

COMPANY’S DISCLOSURE SCHEDULE

ENVIRONMENTAL DISCLOSURES

SCHEDULE 2.11

COMPANY’S DISCLOSURE SCHEDULE

INVENTORY

None.

SCHEDULE 2.12

COMPANY’S DISCLOSURE SCHEDULE

OTHER TANGIBLE PERSONAL PROPERTY

1.  Lease No. 600-0057001-000 with US Bank

2.  Lease No. 600-0069374-000 with US Bank

3.  Lease No. 600-0144550-000 with US Bank

4.  Lease No. 019-7021944-000 with Leaf Financial Corporation

SCHEDULE 2.13

COMPANY’S DISCLOSURE SCHEDULE

INTELLECTUAL PROPERTY

The tradenames “Mel’s Market,” “Mel’s Delivery,” “Joelle’s,” “Soups du Jour” and “Simon’s”

SCHEDULE 2.15

COMPANY’S DISCLOSURE SCHEDULE

CUSTOMERS AND SALES

SCHEDULE 2.16

COMPANY’S DISCLOSURE SCHEDULE

EMPLOYMENT AGREEMENTS

SCHEDULE 2.17

COMPANY’S DISCLOSURE SCHEDULE

INSURANCE POLICIES

SCHEDULE 2.18

COMPANY’S DISCLOSURE SCHEDULE

MATERIAL AGREEMENTS

SCHEDULE 2.20

COMPANY’S DISCLOSURE SCHEDULE

LITIGATION

SCHEDULE 2.23

COMPANY’S DISCLOSURE SCHEDULE

INTEREST IN CUSTOMERS, SUPPLIERS, AND COMPETITORS

SCHEDULE 2.24

COMPANY’S DISCLOSURE SCHEDULE

IDENTIFICATION AND COMPENSATION

SCHEDULE 4.8

CONSENTS OF OTHERS

1.  US Bank regarding Lease No. 600-0057001-000

2.  US Bank regarding Lease No. 600-0069374-000

3.  US Bank regarding Lease No. 600-0144550-000

4.  Leaf Financial Corporation regarding Lease No. 019-7021944-000

5.  Toyota of Seattle regarding Payments for Toyota Scion XB, VIN #JTLKT324864116425

6.  Balboa Capital regarding Payments for Equipment Financing Agreement No. 136168-000

SCHEDULE 6.8

CONSULTING AGREEMENT

(ATTACHED)

i

(continued)

PAGE

2.24	IDENTIFICATION AND COMPENSATION	9
2.25	COMPANY DOCUMENTS	9
2.26	ACQUISITION OF SHARES FOR OWN ACCOUNT	9
2.27	DISCLOSURE OF INFORMATION	9
2.28	INVESTMENT EXPERIENCE	9
2.29	ACCREDITED INVESTOR	10
2.30	RESTRICTED SECURITIES	10
2.31	FURTHER LIMITATIONS ON DISPOSITION	10
2.32	LEGEND	10
2.33	NO ADVERTISEMENT	11
2.34	FULL DISCLOSURE	11
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	11
3.1	ORGANIZATION, STANDING AND QUALIFICATION OF BUYER AND PARENT	11
3.2	SUBSIDIARY	11
3.3	SEC FILINGS; FINANCIAL STATEMENTS	11
3.4	TAX RETURNS AND AUDITS	12
3.5	COMPLIANCE WITH LAWS	12
3.6	LITIGATION	12
3.7	AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION	12
3.8	AUTHORITY AND CONSENTS	12
3.9	FULL DISCLOSURE	13
ARTICLE 4	SELLING PARTIES' OBLIGATIONS BEFORE CLOSING	13
4.1	BUYER'S ACCESS TO PREMISES AND INFORMATION	13
4.2	CONDUCT OF BUSINESS IN NORMAL COURSE	13
4.3	PRESERVATION OF BUSINESS AND RELATIONSHIPS	13
4.4	MAINTENANCE OF INSURANCE	13
4.5	EMPLOYEES AND COMPENSATION	13
4.6	NEW TRANSACTIONS	14
4.7	EXISTING AGREEMENTS	14

(continued)

PAGE

4.8	CONSENTS OF OTHERS	14
4.9	DOCUMENTATION OF PROCEDURES AND TRADE SECRETS	14
4.10	REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING	14
4.11	NOTIFICATION	14
4.12	NO NEGOTIATION	15
ARTICLE 5	BUYER'S OBLIGATIONS BEFORE CLOSING	15
5.1	SECURING CONSENTS OF THIRD PARTIES	15
ARTICLE 6	CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE	15
6.1	ACCURACY OF SELLING PARTIES' REPRESENTATIONS AND WARRANTIES	15
6.2	PERFORMANCE BY SELLING PARTIES	15
6.3	NO MATERIAL ADVERSE CHANGE	16
6.4	CERTIFICATION BY COMPANY	16
6.5	ABSENCE OF LITIGATION	16
6.6	CORPORATE APPROVAL	16
6.7	CONSENTS	16
6.8	CONSULTING AGREEMENT	16
6.9	APPROVAL OF DOCUMENTATION	16
6.10	ASSIGNMENTS OF REAL PROPERTY LEASES AND CONSENTS TO ASSIGNMENT	17
6.11	ASSIGNMENT OF EQUIPMENT LEASES AND CONSENTS TO ASSIGNMENT	17
6.12	AMENDMENT OF REAL PROPERTY LEASES	17
ARTICLE 7	CONDITIONS PRECEDENT TO SELLING PARTIES’ PERFORMANCE	17
7.1	ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES	17
7.2	BUYER'S PERFORMANCE	17
7.3	BUYER'S CORPORATE APPROVAL	18
7.4	ABSENCE OF LITIGATION	18
ARTICLE 8	SELLING PARTIES’ OBLIGATIONS AFTER CLOSING	18
8.1	INDEMNIFICATION	18
8.2	INDEMNIFICATION AS EXCLUSIVE REMEDY	19

(continued)

PAGE

8.3	SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS	19
8.4	NON-COMPETITION	19
8.5	CONFIDENTIAL INFORMATION	20
8.6	COMPANY NOT TO USE NAMES	20
8.7	PAYMENT OF RETAINED LIABILITIES	20
8.8	RETENTION OF AND ACCESS TO RECORDS	20
ARTICLE 9	THE CLOSING	21
9.1	TIME AND PLACE	21
9.2	SELLING PARTIES' OBLIGATIONS AT CLOSING	21
9.3	BUYER'S OBLIGATIONS AT CLOSING	22
ARTICLE 10	TERMINATION	22
10.1	TERMINATION EVENTS	22
10.2	EFFECT OF TERMINATION	23
ARTICLE 11	MISCELLANEOUS	23
11.1	PUBLICITY	23
11.2	FINDER’S OR BROKER’S FEES	23
11.3	EXPENSES	24
11.4	INTERPRETATION AND EFFECT OF HEADINGS	24
11.5	ENTIRE AGREEMENT; MODIFICATION; WAIVER	24
11.6	COUNTERPARTS	24
11.7	PARTIES IN INTEREST	24
11.8	ASSIGNMENT	24
11.9	ARBITRATION	24
11.10	RECOVERY OF LITIGATION COSTS	25
11.11	NOTICES	25
11.12	GOVERNING LAW	26
11.13	SEVERABILITY	26